Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call
Dover, Delaware, October 12, 2005	Patrick J. Bagley Senior Vice President-Finance and Chief Financial Officer (302)857-3745

DOVER MOTORSPORTS, INC.

REDEEMS $11,908,000 OF ITS BONDS

Dover Motorsports, Inc. today redeemed $11,908,000 of its Southwestern Illinois Development Authority (SWIDA) bonds for $14,587,000 plus accrued interest. This transaction represented 67% of its outstanding bonds. The weighted average interest rate on these bonds was 9.18%, with maturities ranging from August 1, 2008 to August 1, 2017. A total of $5,777,000 of SWIDA bonds remain outstanding after this transaction.

Financing for this transaction was provided by available cash and borrowings under the Company’s bank line of credit, which was expanded today to $80 million and which currently provides funds at interest rates between 5.27% and 6.50%. The Company’s fourth quarter 2005 results will reflect the premium paid on the redemption.

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL AND NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park in Memphis, Tennessee.